SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 15, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A.        Pacific Gas and Electric Company’s (Utility) 2003 Cost of Capital Proceeding

On October 8, 2002, the administrative law judge in the Utility’s 2003 cost of capital proceeding issued a proposed decision (PD).  (The Utility is a subsidiary of PG&E Corporation.)  The Utility sought a 2003 return on common equity (ROE ) of 12.5% for electric distribution and generation operations and a 2003 ROE of 12.25% for gas distribution operations.  The PD proposes an authorized ROE of 11.7% for electric distribution and generation operations, and an ROE of 11.5% for gas distribution operations, as compared to the currently authorized ROE of 11.22% for both electric and gas distribution operations.  The PD preliminarily estimates that the increased ROE would result in an increase in revenue requirements of $35.1 million and $4.7 million for electric and gas distribution operations, respectively.

The PD proposes to maintain the Utility’s currently authorized capital structure (48% common equity, 5.8% preferred stock, 46.2% long-term debt), and proposes to deny the proposal by the CPUC’s Office of Ratepayer Advocates to increase the Utility's debt leverage.

The PD proposes to leave the proceeding open to address the impact on the Utility’s ROE and capital structure due to its implementation of financing in connection with a bankruptcy plan of reorganization.  The Utility would be required to file an advice letter within 30 days of completing any such financing to request authority to true up its test year 2003 capital structure, long-term debt and preferred stock cost, risks, and ROE.

The CPUC is expected to issue a final decision before the end of 2002.

B.        Pacific Gas and Electric Company Bankruptcy

As previously disclosed, the Utility’s proposed plan of reorganization (Plan) contemplates that a new entity, Electric Generation, LLC (Gen) (which would become a subsidiary of PG&E Corporation after consummation of the Plan), will enter into a long-term power sales agreement (PSA) with the reorganized Utility.  In late November 2001, Gen, which was formed to hold the generation assets of the Utility pursuant to the Plan, filed an application with the Federal Energy Regulatory Commission (FERC) seeking approval of the PSA.  Under the proposed PSA, the reorganized Utility would purchase the full output from Gen’s power production assets at fixed rates (subject only to an inflation adjustment) for 11 years from the Plan effective date and approximately half the output for the 12th and final year of the contract.   The FERC must find that the proposed PSA is just and reasonable before the agreement could become effective.   In order to demonstrate that the pricing, terms and conditions of the proposed PSA are just and reasonable, Gen submitted benchmark evidence of contemporaneous contracts between non-affiliated parties for similar services in the California electric market.

In June 2002, the FERC found that it lacked sufficient evidentiary support to determine whether Gen’s benchmark analysis was appropriate.  The FERC ordered that an expedited evidentiary hearing be held on the narrow issues of (1) whether the PSA is comparable to the selected benchmark contracts, and (2) whether Gen used an appropriate set of contracts for the benchmark analysis.  Hearings on these narrow issues were held during August 2002.

On October 10, 2002, a FERC administrative law judge (ALJ) issued an initial decision finding that Gen successfully had “carried its burden” with respect to the benchmark analysis and had shown that the PSA was in fact comparable to the selected benchmark contracts.  The ALJ found no evidence in the record of any exercise of market power on Gen’s behalf.  In addition, the ALJ found that Gen’s selection of contracts used as a comparison group in the benchmark analysis was appropriate and met all of the FERC’s criteria.   The ALJ’s findings provide a basis for the FERC to approve the PSA as just and reasonable.

Pursuant to the FERC’s procedural rules, parties may file a “brief on exceptions” within 20 days from the date of the initial decision.  There is no specific time by which the FERC is required to take final action on the initial decision.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY

DINYAR B. MISTRY Vice President and Controller

Dated:  October 15, 2002